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                                                                  EXHIBIT 4.18.1

                              WAIVER AND AGREEMENT

        THIS Waiver and Agreement ("Agreement") is made as of September 24, 2001, by and between Swartz Private Equity, LLC ("Swartz" or the "Investor") and Patriot Scientific Corporation ("Patriot" or the "Company"), a Delaware corporation, with respect to the following:


                                    RECITALS:

        WHEREAS, the Company and Swartz entered into an Investment Agreement (the "Investment Agreement") dated on or about May 2, 2000, whereby the Company has the right to sell and Swartz has agreed to purchase, from time to time as provided in the Investment Agreement, shares of the Company's Common Stock for a maximum aggregate offering amount of Thirty Million Dollars ($30,000,000);

        WHEREAS, unless otherwise noted, capitalized terms herein shall have the meanings ascribed to them in the Investment Agreement;

        WHEREAS, the Company desires to initiate a Put having a Put Date of September 24, 2001 ("Put #10") under the terms set forth herein and in the Put Notice dated September 24, 2001 attached hereto as Exhibit A;

        WHEREAS, Swartz has delivered to the Company several cash payments in advance for application to Put #10 and to future Puts, as described herein;

        WHEREAS, Section 2.3.1(b) of the Investment Agreement provides, in pertinent part, as follows:

        Notwithstanding the above, in no event shall the First Put Limit, the Second Put Limit, or the sum of the First Put Limit and the Second Put Limit . . . (ii) exceed 20% of the sum of the aggregate daily reported Trading Volumes in the outstanding Common Stock on the Company's Principal Market, excluding any block trades which exceed "X" (as defined above) shares of Common Stock made by persons other than the Investor or any affiliates of the Investor, for the twenty (20) Trading Days immediately preceding the Put Date. . .

        WHEREAS, the limitation in the immediately preceding recital shall be referred to herein as the "Lookback Volume Limitation," and

        WHEREAS, the Company desires to define various terms for Put #10, as described herein.


                                     TERMS:

        NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and for other good and valuable


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consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. In conjunction with the Put ("Put #9") having a Put Date of August 24, 2001, with Put #10 and potentially in conjunction with future Puts, Swartz has delivered to the Company the sum of three hundred and fifty thousand dollars ($350,000) in three (3) cash payments, as follows: Swartz paid $100,000 to the Company on or about 8/27/2001, paid $125,000 to the Company on or about 9/10/2001, and paid $125,000 to the Company on or about 9/24/2001. The above payments shall be collectively referred to herein as the "Credit." Of this $350,000, as of the date hereof $135,000 has been consumed by Put #9 leaving a residual Credit of $215,000, which shall be referred to herein as the "Residual Credit."

2. The Second Put Limit for Put #10 is hereby redefined from its definition in the Investment Agreement to the following: The "Second Put Limit" shall equal zero (0) shares.

3.      The Second Pricing Period is hereby null and void with respect to Put
#10.

4. The First Pricing Date for Put #10 is hereby redefined from its definition in the Investment Agreement to the following: The "First Pricing Date" shall mean the Last Evaluation Day (as defined below) for Put #10.

5.      The Lookback Volume Limitation shall not apply with respect to Put #10.

6. The Total Dollar Amount for Put #10 is hereby redefined from its definition in the Investment Agreement to the following: The "Total Dollar Amount" shall equal the summation of the Daily Dollar Amounts (as defined below) over the N Evaluation Days (where N is defined below) of the First Pricing Period (as redefined herein). For each Evaluation Day of the First Pricing Period (as redefined herein), the "Daily Dollar Amount" shall equal the product of

        (I) the lesser of (a) the volume weighted average price ("VWAP") per share, as determined by Bloomberg L.P. for that Evaluation Day, multiplied by 0.70, or (b) the VWAP per share, for that Evaluation Day, minus $0.05 per share, multiplied by

        (II) the Daily Accrued Amount (as defined below) for that Evaluation
        Day.


        For purposes hereof, "N" shall be defined as the number of Evaluation Days required to make up the First Pricing Period for Put #10 in order to cause the Total Dollar Amount (as defined herein) to equal the Residual Credit (after accounting for the Last Day Volume Cutback, as defined below). The date of the last Evaluation Day in Put #10 shall re referred to herein as the "Last Evaluation Day."

        For purposes hereof, the "Daily Accrued Amount" shall mean, with respect to each of the N Evaluation Days of the First Pricing Period, (i) the daily trading volume for that Evaluation Day less daily Excludable Block Trades (as defined below) for that Evaluation Day, multiplied by (ii) 0.20.


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        For purposes hereof, "Excludable Block Trades" shall mean block trades which exceed "X" shares of Common Stock made by persons other than the Investor or any affiliates of the Investor, for all Evaluation Days (as defined in Section 2.3.1(b) of the Investment Agreement) in the First Pricing Period (this limitation is referred to herein and in the Investment Agreement as the "First Volume Limitation"), where "X" shall equal the lesser of (x) 100,001 shares or
(y) 25% of that day's Trading Volume.

        If the sum of the Daily Dollar Amounts for all previous Evaluation Days in the First Pricing Period for Put #10 together with the Daily Dollar Amount for the Nth Evaluation Day exceeds the Residual Credit, then the Daily Accrued Amount for the Nth Evaluation Day shall be reduced such that the sum of the Daily Dollar Amounts for all previous Evaluation Days in the First Pricing Period for Put #10 together with the Daily Dollar Amount for the Nth Evaluation Day shall equal the Residual Credit (the "Last Day Volume Cutback").

7. The First Put Limit for Put #10 is hereby redefined from its definition in the Investment Agreement to the following: The "First Put Limit" shall mean the sum of the Daily Accrued Amounts from each Evaluation Day in the First Pricing Period.

        In the event that the First Put Limit exceeds the number of Remaining Registered Put Shares (as defined below) under the effective Equity Line Registration Statement (as defined below), then the difference between the First Put Limit and the number of Remaining Registered Put Shares shall be issued to Swartz as restricted shares (the "Restricted Shares"). Any such Restricted Shares issued to Swartz shall have "piggyback" registration rights with regard to the next registration statement filed by the Company.

        For purposes hereof, "Remaining Registered Put Shares" shall mean

        (I) the number of shares of the Company's common stock registered in the Equity Line Registration Statement to cover the resale of the Put Shares issued or issuable under the Equity Line, minus

        (II) the number of Put Shares that have been issued and sold to Swartz prior to the beginning of Put #10.

        For purposes hereof, "Equity Line Registration Statement" shall mean the Company's registration statement on form S-3 filed on or about May 5, 2000 (File #333-36418), and declared effective on or about June 23, 2000, which covers the resale of the shares issuable under the Investment Agreement and the related warrants.

8. Notwithstanding the terms of Section 2.4.2 of the Investment Agreement, the Purchase Warrant issued to Swartz by the Company for Put #10 shall be a warrant to purchase a number of shares of common stock equal to 100% of the total number of Put Shares purchased by Swartz in Put #10 at an Initial Exercise Price calculated as follows: The Put #10 Purchase Warrant Initial Exercise Price shall equal the aggregate purchase price of the Put Shares purchased by Swartz in Put #10 divided by the total number of Put Shares purchased by Swartz in Put #10. In the event that the number of Purchase Warrants to be issued pursuant to this Agreement exceeds the number of Remaining Registered Purchase Warrant Shares (as defined


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below) under the effective Equity Line Registration Statement, then a number of warrants (the "Restricted Warrants") equal to the difference of (i) the number of Purchase Warrants to be issued pursuant to this Agreement, minus (ii) the number of Remaining Registered Purchase Warrant Shares, shall be issued to Swartz without an effective registration statement covering the resale of the underlying common stock. Any such Restricted Warrants issued to Swartz shall have "piggyback" registration rights with regard to the next registration statement filed by the Company. For purposes hereof, "Remaining Registered Purchase Warrant Shares" shall mean

        (I) the number of shares of the Company's common stock registered in the Equity Line Registration Statement to cover the resale of the shares issued or issuable upon the exercise of Purchase Warrants that are issued or issuable to Swartz under the Equity Line, minus

        (II) the number of shares underlying Purchase Warrants that have been issued and sold to Swartz prior to the beginning of Put #10.


9. The Restricted Shares and the Restricted Warrants shall be issued to Swartz in a private placement (the "Private Placement"), separate from the Investment Agreement. The purchase price of the Restricted Shares and the Restricted Warrants shall be deemed paid by the applicable portion of the Residual Credit. In conjunction with the Private Placement, Swartz shall provide the Company with the customary representations regarding accredited and sophisticated investor status.

10. The Total Dollar Amount, as defined herein, shall be covered by the Residual Credit and no additional amounts shall be due to the Company from Swartz for the Put Shares and Purchase Warrants purchased in Put #10 and the Restricted Shares and Restricted Warrants, if any, purchased by Swartz in the Private Placement as required herein.

11. The terms of this Agreement apply to Put #10 only, and shall have no force or effect on any other past or future Puts.



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12.     Except as specifically set forth herein, all other terms of the
Investment Agreement shall remain in full force and effect.


        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 24th day of September, 2001.

                                        AGREED AND ACKNOWLEDGED:
SWARTZ PRIVATE EQUITY, LLC.             PATRIOT SCIENTIFIC CORPORATION



By: /S/ ERIC S. SWARTZ                  By: /S/ LOWELL W. GIFFHORN
   -------------------------------         -------------------------------
    Eric S. Swartz, Manager                 Lowell Giffhorn, CFO


300 Colonial Center Parkway             10989 Via Frontera
Suite 300                               San Diego, CA 92127
Roswell, GA  30076                      Telephone: (858) 674-5000
Telephone: (770) 640-8130               Facsimile:   (858) 674-5005
Facsimile:  (770) 640-7150


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